Exhibit 99.1

MoSys, Inc. Reports Second Quarter 2014 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--July 22, 2014--MoSys (NASDAQ: MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for network and communications systems, today reported financial results for the second quarter ended June 30, 2014.

Second Quarter Highlights

  Secured additional design wins for MoSys® Bandwidth Engine® ICs;
  Increased shipments of Bandwidth Engine ICs quarter-over-quarter;
  Established a dual-sourcing product and technology partnership with GSI Technology; and
  Ended the quarter with total cash and investments of $40.1 million.

Management Commentary

“We continued to gain traction in the second quarter for our Bandwidth Engine ICs by securing additional design wins and increasing shipments to customers,” commented Len Perham, MoSys’ president and chief executive officer. “Most notable, total IC shipments for the first half of 2014 were double the amount shipped during all of 2013. While the timing of our customers’ production ramps remains difficult to predict, we remain optimistic that our early design win customers are making solid progress and will initiate their production ramps later this year.

“Also of note, during the quarter, we announced a dual-sourcing and technology partnership with GSI Technology. This partnership is an important milestone because it provides our customers and potential customers the comfort of having multiple sources of supply for key components. It also provides the opportunity to collaborate on future products critical to the fast-moving advancements we are seeing in the network infrastructure. Furthermore, this dual-sourcing relationship should allow both companies to grow their served available markets.

“In addition, we continued to advance the development of our third generation Bandwidth Engine IC family and next-generation 100G PHY LineSpeed™ products. Our R&D roadmap aligns well with the market’s transition toward next-generation networking systems and the drive toward 400G+ platforms. The growing trend toward data center and edge devices that expand capacity, security and deep packet inspection are generating increased interest in both our technology and our advanced IC solutions. We are working closely with both customers and partners to address these growing needs.”

Second Quarter Results

Total net revenue for the second quarter of 2014 was $1.8 million, compared with $1.3 million reported in the first quarter of 2014 and $1.1 million in the second quarter of 2013.

Second quarter 2014 total revenue included product revenue of $1.0 million, compared with $0.6 million in the first quarter of 2014. Royalty and other revenue for the second quarter of 2014, which includes licensing revenue, was $0.8 million, consistent with the previous quarter and compared with $1.1 million in the second quarter of 2013.

Gross margin for the second quarter of 2014 was 42 percent, compared with 57 percent in the first quarter of 2014 and 93 percent for the second quarter of 2013. The sequential decrease in gross margin reflects increased IC product sales, which carry a lower gross margin than the Company’s licensing and royalty revenue.

Total operating expenses on a GAAP basis for the second quarter of 2014 were $7.9 million, compared with $8.9 million in the previous quarter and $7.4 million for the second quarter of 2013. Second quarter 2014 operating expenses included $0.3 million of amortization of intangible assets and $1.0 million in stock-based compensation expense.

GAAP net loss for the second quarter of 2014 was $7.2 million, or ($0.14) per share, compared with a net loss of $8.1 million, or ($0.16) per share, in the previous quarter and a net loss of $6.4 million, or ($0.15) per share, for the second quarter of 2013. Non-GAAP net loss for the second quarter of 2014 was $5.9 million, or ($0.12) per share, which excludes amortization of intangible assets and stock-based compensation expense. Earnings per share for the second quarter of 2014 were computed using approximately 49.5 million weighted shares on a GAAP and non-GAAP basis. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to discuss the second quarter 2014 financial results. Investors and other interested parties may access the call by dialing 1-866-271-6103 in the U.S. (1-617-213-8894 outside of the U.S.), and entering the pass code 61562569 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 1-888-286-8010 in the U.S. (1-617-801-6888 outside of the U.S.), pass code of 74177110.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and amortization of recorded intangible assets. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated July 22, 2014, that the company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the company, including, without limitation, anticipated benefits and performance expected from our IC products and the company’s future markets and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, the following:

  achieving additional IC design wins;
  commencing volume shipments of Bandwidth Engine ICs;
  the timing of customer orders and product shipments;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the networking and communications systems markets to address the continual increase in Internet users, data and services. The company’s solutions deliver data path connectivity, speed and intelligence while eliminating data access bottlenecks on line cards and systems scaling from 100G to multi-terabits per second. Engineered and built for high-reliability carrier and enterprise applications, MoSys' Bandwidth Engine® and LineSpeed™ IC product families are based on the company's patented high-performance, high-density intelligent access and high-speed serial interface technology, and utilize the company's highly efficient GigaChip® Interface. MoSys is headquartered in Santa Clara, California. More information is available at www.mosys.com.

Bandwidth Engine, GigaChip and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. LineSpeed and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net Revenue
Product	$975	$60	$1,556	$121
Royalty and other	774	1,060	1,525	2,334
Total net revenue	1,749	1,120	3,081	2,455

Cost of Net Revenue
Product and other	1,022	77	1,599	96
Total cost of net revenue	1,022	77	1,599	96

Gross Profit	727	1,043	1,482	2,359

Operating Expenses
Research and development	6,432	5,983	13,486	11,303
Selling, general and administrative	1,490	1,460	3,287	3,083
Gain on sale of assets	-	-	-	(630)
Total operating expenses	7,922	7,443	16,773	13,756

Loss from operations	(7,195)	(6,400)	(15,291)	(11,397)

Other income, net	55	24	85	44
Loss before income taxes	(7,140)	(6,376)	(15,206)	(11,353)

Income tax provision	21	20	42	40

Net loss	$(7,161)	$(6,396)	$(15,248)	$(11,393)

Net loss per share
Basic and diluted	($0.14)	($0.15)	($0.31)	($0.27)

Shares used in computing net loss per share
Basic and diluted	49,511	43,892	49,344	42,078

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30,	December 31,
	2014	2013

Assets
Current assets:
Cash, cash equivalents and investments	$31,034	$36,556
Accounts receivable, net	307	148
Inventories	628	567
Prepaid expenses and other assets	1,326	1,104
Total current assets	33,295	38,375

Long-term investments	9,106	13,926
Property and equipment, net	613	706
Goodwill	23,134	23,134
Intangible assets, net	1,155	1,655
Other assets	204	193
Total assets	$67,507	$77,989

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$764	$276
Accrued expenses and other liabilities	2,028	1,909
Deferred revenue	103	170
Total current liabilities	2,895	2,355

Long-term liabilities	232	216

Stockholders' equity	64,380	75,418

Total liabilities and stockholders’ equity	$67,507	$77,989

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

GAAP net loss	$(7,161)	$(6,396)	$(15,248)	$(11,393)
Stock-based compensation expense
- Cost of net revenue	-	5	-	7
- Research and development	784	720	1,867	1,310
- Selling, general and administrative	247	236	655	532
Total stock-based compensation expense	1,031	961	2,522	1,849

Amortization of intangible assets	250	250	500	500

Non-GAAP net loss	$(5,880)	$(5,185)	$(12,226)	$(9,044)

GAAP net loss per share	$(0.14)	$(0.15)	$(0.31)	$(0.27)
Reconciling items
- Stock-based compensation expense	0.02	0.02	0.05	0.05
- Amortization of intangible assets	-	0.01	0.01	0.01

Non-GAAP net loss per share: basic and diluted	$(0.12)	$(0.12)	$(0.25)	$(0.21)

Shares used in computing non-GAAP net loss per share
Basic and diluted	49,511	43,892	49,344	42,078

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, +1 408-418-7500
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, +1 214-272-0089
Sr. Acct. Manager
btwing@sheltongroup.com